As filed with the Securities and Exchange Commission on June 11, 2003
                                                           Registration No. 333-
                          -----------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                               TELULAR CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                                                36-3885440
(State or other jurisdiction                                   (I.R.S. Employer
    of incorporation or                                      Identification No.)
       organization)

                         ------------------------------

                           647 NORTH LAKEVIEW PARKWAY
                          VERNON HILLS, ILLINOIS 60061
   (Address, including zip code, of registrant's principal executive offices)

                         ------------------------------

                      TELULAR CORPORATION FIFTH AMENDED AND
                          RESTATED STOCK INCENTIVE PLAN
                  NON-EMPLOYEE DIRECTOR'S STOCK INCENTIVE PLAN
                              (Full title of plans)

                         ------------------------------

        JEFFREY L. HERRMANN                                  COPY TO:
      EXECUTIVE VICE PRESIDENT                       MICHAEL E. CUTLER, ESQ.
        TELULAR CORPORATION                            COVINGTON & BURLING
     647 NORTH LAKEVIEW PARKWAY                   1201 PENNSYLVANIA AVENUE, N.W.
    VERNON HILLS, ILLINOIS 60061                      WASHINGTON, D.C. 20004
           (847) 247-9400                                 (202) 662-6000

(Name, address, including zip code,
  and telephone number, including
  area code, of agent for service)

                         ------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     Title of Securities           Amount to be        Proposed Maximum           Proposed Maximum                Amount of
       To be Registered           Registered (1)        Offering Price               Aggregate                  Registration
                                                        Per Share (2)            Offering Price (2)                  Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value              800,000                $4.24                  $3,392,000.00                   $274.41
 $.01 per share
====================================================================================================================================

(1) This Registration Statement registers the offer and sale of (a) 500,000 shares of common stock, par value $.01 per share, of Telular Corporation (the "Common Stock") currently reserved for issuance under the Telular Corporation Fifth Amended and Restated Stock Incentive Plan (the "Plan"), and (b) 293,300 shares of Common Stock for issuance under the Non-Employee Directors' Stock Incentive Plan (the "Non-Employee Directors' Plan"), and registers the resale of 6,700 shares of Common Stock previously issued under the Non-Employee Directors' Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares registered hereby includes such additional number of shares of Common Stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) A maximum offering price of $3,632,000.00 was used to calculate the fee for 800,000 shares and was computed pursuant to Rule 457(h) based on the weighted average of the exercise price for the options heretofore granted relating to those shares. The proposed maximum offering price for the 800,000 shares, for which options have not yet been granted, was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sale prices for shares of Common Stock as reported on the Nasdaq National Market on June 9, 2003.

                                EXPLANATORY NOTE

This Registration Statement includes two parts. The documents containing the information specified in Part I of Form S-8 with respect to the 793,300 shares of Common Stock offered for sale pursuant hereto (the "Plan Prospectus") will be sent or given to employees, officers and directors in the manner specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). The Plan Prospectus has not been filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. A second prospectus includes the material which follows, up to but not including the page beginning Part II of this Registration Statement, and constitutes a "reoffer" prospectus prepared in accordance with Part I of Form S-3 to be used in connection with resales of control shares of 6,700 shares of Common Stock previously issued pursuant to the Non-Employee Directors' Plan. These shares of Common Stock under the Non-Employee Director's Plan may be considered "control securities" as defined in General Instructions C(1) of Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. Plan Information

      Telular Corporation (the "Company") is filing this Registration Statement on Form S-8 (this "Registration Statement") to register 500,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") currently reserved for issuance under the Telular Corporation Fifth Amended and Restated Stock Incentive Plan (the "Plan"). The Plan was approved by the Company's shareholders at a shareholders' meeting held on January 29, 2002. The Plan amends the Company's Fourth Amended and Restated Stock Incentive Plan by increasing from 2,350,000 to 2,850,000 the number of shares of Common Stock available for issuance pursuant to options and other permitted awards. The Company has already registered 2,350,000 shares of Common Stock available for issuance under the Plan.

      The documents containing the information specified in Part I of Form S-8 with respect to the 500,000 shares of Common Stock currently reserved for issuance under the Plan and the 293,300 shares of Common Stock currently reserved for issuance under the Non-Employee Directors' Plan (the "Plan Information Documents") will be sent or given to employees, officers and directors in the manner specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). The Plan Information Documents have not been filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The Plan Information Documents, and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. Registrant Information and Employee Plan Annual Information

      Upon written or oral request by a participant in the Plan listed in Item 1, the Company will provide any of the documents incorporated by reference in
Part II, Item 3 of this registration statement (which documents are incorporated by reference into the Plan Prospectus, any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about the Plan. All of such documents and information will be available without charge. Any and all requests should be directed to Jeffrey Herrmann, Executive Vice President, Telular Corporation, 647 North Lakeview Parkway, Vernon Hills, Illinois 60061, (847) 247-9400.

                                                              REOFFER PROSPECTUS

Prospectus Dated June 11, 2003

                               TELULAR CORPORATION

                                  6,700 SHARES
                                  COMMON STOCK

      This prospectus relates to resales of up to 6,700 shares of common stock, par value $.01 per share, of Telular Corporation (the "Common Stock") that have been issued to the shareholders identified in the "Selling Shareholder" section of this prospectus. The 6,700 shares of Common Stock shares were issued under the Non-Employee Directors' Stock Incentive Plan (the "Non-Employee Directors' Plan"). The Non-Employee Directors' Plan was approved by the Company's shareholders at a shareholders' meeting held on January 28, 2003.

      The selling shareholder may sell the common stock at the prevailing market price or at negotiated prices. We will not receive any proceeds from sales of common stock by the selling shareholder.

      Our common stock is traded on the Nasdaq National Market under the symbol "WRLS". On June __, 2003, the last sale price for the common stock was $_______ per share.

                              --------------------

      Investing in our common stock involves a high degree of risk. See "Risk Factors" on page 5.

                              --------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              --------------------

                 The date of this prospectus is _________, 2003

      You should rely only on the information provided in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with any information that is not in, or incorporated by reference in, the prospectus. This prospectus is not an offer to sell the common stock in any state where the offer is not permitted.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Where You Can Find More Information About Us.................................2
Incorporation of Information by Reference....................................2
A Warning About Forward Looking Statements...................................3
About Telular................................................................3
Risk Factors.................................................................5
Our Dividend Policy..........................................................13
Use of Proceeds..............................................................13
Selling Shareholder..........................................................13
Plan of Distribution.........................................................13
Legal Matters................................................................14
Experts......................................................................14

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      This prospectus is part of a registration statement we have filed with the SEC relating to the common stock being offered by the selling shareholder. The registration statement contains exhibits and other information about us and the offering that are not included in this prospectus. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents, as well as the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at which our SEC filings may be found. The address of that site is http://www.sec.gov. You can also obtain information about us at our website, the address of which is http://www.telular.com.

                    INCORPORATION OF INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus and information we file with the SEC at a later date automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:

      o our Annual Report on Form 10-K for the year ended September 30, 2002;

      o our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003;

      o our Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on January 29, 2002;

      o our Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on January 28, 2003; and

      o the description of our common stock contained in the registration statement on Form 8-A that we filed with the SEC on January 13, 1994, filed pursuant to Section 12 of the Exchange Act.

      We will send you at no cost a copy of any filing that is incorporated by reference in the prospectus. You may request a copy of any of these filings by writing or calling Jeffrey Herrmann, Executive Vice President, Telular Corporation, 647 North Lakeview Parkway, Vernon Hills, Illinois 60061, (847) 247-9400.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements about our financial condition, results of operations and business. You can find many of these statements by looking for words such as "may," "estimate," "project," "believe," "anticipate," "intend," "expect," "plan" and similar expressions, although some forward-looking statements are expressed differently. These statements reflect our current views about future events based on information currently available and assumptions we make. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict. We caution you that our actual performance and results could differ significantly from those contemplated in the forward-looking statements due to many factors, including those discussed in the "Risk Factors" section. You also should be aware that we have no obligation to, and do not intend to, update any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus that may cause our actual results or performance to differ from those expressed in the forward-looking statements.

                                  ABOUT TELULAR

      Telular Corporation is a Delaware corporation engaged in the fixed wireless telecommunications industry. We design, manufacture and sell products that allow traditional wireline communications devices, such as telephones, fax machines, modems and alarm systems, to communicate over wireless (cellular) telecommunications networks. These products are based on our patented "intelligent interface" technology. When wireline equipment (which is commonly called customer premises equipment or "CPE") is connected to a cellular transceiver using our technology, the intelligent interface provides a standard dial tone and other detection signals and generates a send signal to the cellular transceiver when the caller has finished entering the phone number.

      Our technology has several different applications, such as:

      o providing primary telephone service when wireline systems are unavailable, unreliable or uneconomical;

      o     wireless alarm signaling;

      o providing an alternative to wireless systems as a means of lowering the cost of telecommunication services;

      o providing two-way communications to monitor and control remotely deployed telemetry equipment;

      o providing public phone service (payphones) in locations where wireline telecommunication systems have not been deployed;

      o providing wireless dial tone and data services in portable environments, such as emergency vehicles, delivery trucks, marine vessels RVs, trains and broadcast vehicles; and

      o providing emergency backup and disaster recovery service for wireline telephone systems.

      Our principal product lines are PHONECELL(R), a line of fixed wireless terminals to which different types of CPE can be connected, and TELGUARD(R), a line of wireless alarm signaling products. We also license our technology to other telecommunications equipment manufacturers.

      Our common stock is traded on the Nasdaq National Market under the symbol "WRLS." Our mailing address is 647 North Lakeview Parkway, Vernon Hills, Illinois 60061, and our telephone number (847) 247-9400.

                                  RISK FACTORS

      You should carefully consider the following risks before you decide to buy our common stock. If any one of these risks or uncertainties were to occur, our business, financial condition, results and performance could be seriously harmed and/or the price of our common stock might significantly decrease.

      Unfavorable economic events in our target markets could lead to lower sales of our products.

      Sales of our products depend on the growth of the Cellular Fixed Wireless telecommunications industry in general and increased demand for Cellular Fixed Wireless products worldwide. Based upon observed trends, the Company believes that the market for Cellular Fixed Wireless terminals and cellular desktop phones (collectively "Fixed Wireless Terminals" or "FWTs") will experience substantial growth over the next five years. The Company has identified significant growth opportunities in Africa, Brazil, China, Europe, India, Mexico, Venezuela and the USA. Each of these markets will develop at a different pace, and the sales cycle for these regions are likely to be several months or quarters.

      In addition, unfavorable general economic conditions in any market will have a negative effect on sales in that market. Because economic conditions in one region often affect conditions globally, unfavorable general economic conditions in one market or region might result in damage to industry growth and demand in other markets as well. In connection with the present global economic slowdown, current political uncertainties in Venezuela and the war on terror, the Company's prospects for continued growth have been accordingly reduced in the near term. However, as economic conditions improve, the Company is well positioned with a wide range of products to capitalize on these market opportunities.

      Our competitive position will be seriously damaged if we cannot protect intellectual property rights in our technology.

      We believe that our success depends, in part, on our ability to obtain and enforce intellectual property protection for our technology. We believe that the US patent for our intelligent interface technology is valid. However, it is possible that this patent, any of our other existing patents, or any patents that we may obtain in the future, will expire, be challenged, invalidated or circumvented. If we lose or cannot enforce patent protection in the US for our technology and products, our competitive position will be significantly harmed because it would be much easier for competitors to sell products similar to ours.

      The patent for the Company's system for interfacing a standard telephone set with a radio transceiver, US Patent No. 4,658,096 (the 096 Patent), was issued by the US Patent Office on April 14, 1987 and expires on September 18, 2004.

      It also is possible that a competitor may independently develop and/or patent technologies that are substantially equivalent to or superior to our technology. If this happens, our patents will not provide protection and our competitive position will be significantly harmed.

      As we expand our product line or develop new uses for our products, these products or uses may be outside the protection provided by our current patents and other intellectual property rights. In addition, if we develop new products or enhancements to existing products we cannot assure you that we will be able to obtain patents to protect them. Even if we do get patents for new products, these patents may not provide meaningful protection.

      In some countries outside of the US, such as Brazil and many African nations, patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult. In addition, neither we nor any of our competitors in the past obtained patent protection for our core intelligent interface technology in many countries, including the principal countries of Western Europe, and we and our competitors are now legally barred from obtaining patents in these countries.

      In countries where we do not have patent protection or where patents provide little, if any, protection, we have to rely on other factors to differentiate our products from our competitors' products. These factors include:

      o Better focus/commitment - In the Wireless Local Loop ("WLL") market, the Company's only business is cellular FWTs. Typically, the largest competitors sell FWTs in support of their primary focus--their network infrastructure business.

      o More experience - The Company has been in the FWT business for 16 years and the Wireless Security Products business for 11 years and has deployed its units in more than 130 countries worldwide, which reflects in the quality and reliability of its products.

      o Broader product line - The Company offers products that operate on the world's major cellular air-interface standards and has developed products for 2.5G networks. The Company offers both terminal type and phone-type products.

      o Service and support - The Company provides customers with comprehensive product service and support. The Company provides on-site technical and application support through its regional sales and support offices backed up by field support engineers dispatched from its Hauppauge, New York and Vernon Hills, Illinois offices.

      Although we believe our products are superior to those of competitors, it is easier for competitors to sell products similar to ours in countries where we do not have meaningful patent protection. This could result in a loss of potential sales.

      The intense competition in the cellular fixed wireless telecommunications industry could prevent us from achieving or sustaining profitability.

      Recently, we have seen an increase in the number of competitors using Docking Station Products. A docking station is an accessory product that enables a user with a cellular phone to easily connect it to phone(s), a fax machine or a computer modem, and therefore, simulate the functionality of our PHONECELL(R) products. Docking Station Products have a competitive advantage from a pricing standpoint because the user already owns a cellular phone.

      The market for cellular fixed wireless products is extremely competitive, and we may not be able to successfully compete with other companies already in the market and new companies that enter the market. The major national and international companies in this market are:

      o     Ericsson;

      o     Nokia; and

      o     LG Electronics.

      Many of these competitors have greater resources than us in many areas critical to succeeding in the industry, including:

      o     financial resources;

      o     manufacturing capabilities;

      o     name recognition;

      o     research and development capabilities;

      o     technical expertise;

      o     sales and marketing staffs; and

      o     distribution channels.

      Because of these advantages our competitors may succeed in developing products that are more effective, desirable and/or cheaper than ours or that render our products and technology obsolete. They also may have better and more efficient marketing and distribution structures than we do.

      In addition, we have granted non-exclusive, royalty bearing licenses to Motorola and Ericsson, which permits these companies to produce and sell products using our technology that compete with ours. Because these companies have greater resources than we do, they may be able to sell similar products more effectively and cheaper than we can.

      Our success depends on the growth and availability of wireless telecommunications services in the markets we target.

      Currently, some of our largest potential markets are developing countries where the demand for basic telephone service has started to grow significantly only in recent years, such as Africa, Brazil, China, India, Mexico and Venezuela. In these countries, the relatively low cost of developing and constructing wireless communications infrastructure as compared to traditional wireline infrastructure may make wireless an attractive alternative to wireline. Our success depends to a large extent on the continued growth and increased availability of cellular and other wireless telecommunications services in these countries and the availability of such services at competitive prices.

      However, these countries may decline to construct wireless systems, or construction may be delayed, for a variety of reasons, including government regulation, general economic factors, the availability of funding and other competitive factors. These factors may also limit or delay purchases of equipment used to provide telephone services, such as our products. If system construction and equipment purchases in these countries are not made or are delayed, the demand for our products in these countries will be limited or delayed. Similarly, if the cost of using wireless telecommunications services in these countries is not cost effective, the demand for our products may be limited.

      While wireless telecommunication systems in the US are more developed than in many other markets that we target, continued expansion of wireless infrastructure and demand for cellular fixed wireless products in the US is also important for the growth of our business. As is the case with conditions in other target markets, there is no guarantee that wireless telecommunications systems will continue to develop.

      Delaware law and our charter documents may inhibit a potential takeover bid that would be beneficial to common stockholders.

      Delaware law and our certificate of incorporation may inhibit potential acquisition bids for Telular common stock at a price greater than the market price of the common stock. We are subject to the antitakeover provisions of the Delaware General Corporation Law, which could delay, deter or prevent a change of control of Telular or make this type of transaction more difficult. In addition, our board of directors does not need the approval of common stockholders to issue shares of preferred stock having rights that could significantly weaken the voting power of the common stockholders and, as a result, make a change of control more difficult.

      We may not be able to obtain the funding we need to operate our business.

      Our ability to continue operations depends on having adequate funds to cover our expenses. Our current operating plan provides for significant expenditures for research and development of new products, development of new markets for our products, and marketing programs for our products. At March 31, 2003, we had $31.6 million in cash and cash equivalents and a working capital surplus of $41.7 million. Based on our current operating plan, we believe that our existing capital resources, will allow us to maintain our current and planned operations.

      However, we caution you that our cash requirements may vary and are difficult to predict. We target markets in developing countries for product sales, and the nature of these markets makes it difficult to predict revenues. Events that we cannot anticipate, economic and political factors, and our customer's ability to execute their plans, may result in order cancellations which may increase our capital needs. Also, it is difficult to predict the amount of royalty income we will receive from our licensees. Thus, our actual cash requirements may be greater than we currently anticipate.

      Accordingly, we may not have adequate funds to cover our expenses. If this were the case, we would need to find other financing sources to provide the necessary funds, such as public or private sales of our equity or debt securities. We cannot assure you that if we needed additional funds we would be able to obtain them or obtain them on terms we find acceptable. If we could not obtain the necessary financing we would be forced to cut back operations, which might include the scaling back or elimination of research and development programs.

      Our revenues may increase or decrease significantly due to our reliance on a limited number of customers for most of our product sales.

      Shipments under the Company's agreement with Radiomovil Dipsa Mexico ("Telcel") to supply $67.5 million Desktop Phones dated September 13, 2000, were completed during the fourth quarter of fiscal year 2001. The absence of desktop phone shipments to Mexico during the first quarter of fiscal year 2002 resulted in a significant decline in net product sales. On January 2, 2002, Telcel ordered additional desktop phones under the above agreement and the Company shipped the additional desktop phones to Mexico from February through June 2002. On June 14, 2002, Telcel extended the above agreement, to include a $24 million order (subsequently increased to $32 million) for more desktop phones which were shipped from August 2002 through April 2003. In addition, on February 12, 2003, the Company received a letter of intent from Telcel indicating its intent to acquire an additional $13 million in desktop phones provided that there is a demand for such phones in the consumer market in Mexico.

      The absence of continuation agreements with this customer or failure to replace this business in the future could cause revenues to decrease significantly.

      Our operating results may fluctuate greatly from quarter to quarter, which may cause the price of our common stock to be volatile.

      Our quarterly operating results may fluctuate greatly due to numerous factors, including:

      o our reliance on large volume orders from only a few customers for most of our product sales, so we may experience volatility when those orders are filled if we do not then have other orders;

      o     variations in our distribution channels;

      o     the mix of products we sell;

      o     general economic conditions in our target markets;

      o the timing of final product approvals from any major distributor or end user;

      o     the timing of orders from and shipments to major customers;

      o     the timing of new product introductions by us or our competitors;

      o     changes in the pricing policies of our suppliers;

      o the availability and cost to us of the key components for our products;

      o     the timing of personnel hirings; and

      o market acceptance of our new products or enhanced versions of our existing products.

      These quarterly fluctuations may cause volatility in the price of our common stock, as described in the following paragraph.

      Our common stock price has been extremely volatile, and extreme price fluctuations could negatively affect your investment.

      The market price of our common stock has been extremely volatile. Since October 1, 1999, the price of our common stock has ranged from a high of $32.00 to a low of $1.00 per share.

      Publicized events and announcements may have a significant impact on the market price of our common stock. For example, the occurrence of any of the following events could have the effect of temporarily or permanently driving down the price of our common stock:

      o     shortfalls in our revenue or net income;

      o the results of trials or the introduction of new products by us or our competitors;

      o market conditions in the telecommunications, technology and emerging growth sectors; and

      o     rumors related to us or our competitors.

      In addition, the stock market from time to time experiences extreme price and volume fluctuations that particularly affect the market prices for emerging growth and technology companies, like Telular, and which often are unrelated to the operating performance of the affected companies. These broad fluctuations may negatively affect your ability to sell your shares at a price equal to or greater than the price you paid for them. In addition, a decrease in the price of our common stock could cause it to be delisted from the Nasdaq National Market.

      Sales of common stock issuable on the exercise of outstanding and contemplated options and warrants may depress the price of the common stock.

      As of April 30, 2003, there were options granted to employees and directors to purchase approximately 1,707,000 shares of the Company's common stock. However, options to purchase approximately 831,000 of these shares were exercisable at that time. The exercise prices for the exercisable options ranges from $1.44 to $39.00 per share, with a weighted average exercise price of $10.31. Options to purchase the remaining 876,000 shares will become exercisable over the next three years. The exercise prices for the options that are not yet exercisable have a weighted average exercise price of $5.68.

      In connection with a credit facility with Wells Fargo Bank ("Wells") that matured on December 31, 2002, we issued to Wells warrants to purchase 50,000 shares of common stock at an exercise price of $16.29 per share. In connection with the private placement of 444,444 shares of common stock on March 3, 2000, we issued warrants to purchase 358,407 additional shares at exercise prices which range from $12.27 to $31.56 per share. In the future we may issue additional shares of common stock, convertible securities, options and warrants.

      The issuance of shares of common stock issuable upon the exercise of options or warrants could cause substantial dilution to holders of common stock. It also could negatively affect the terms on which we could obtain equity financing.

      Technology changes rapidly in our industry and our future success will depend on our ability to keep pace with these changes and meet the needs of our customers.

      The telecommunications equipment industry is characterized by rapid technological advances, evolving industry standards, changing customer needs and frequent new product introductions and enhancements. The cellular fixed wireless telecommunications industry also is experiencing significant technological change, such as the transformation of cellular systems from analog to digital. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and technology obsolete and unmarketable.

      To succeed, we must timely develop and market new products and enhancements to existing products that keep pace with advancing technological developments and industry standards and that address the needs of customers. We may not be successful in developing and marketing new products and enhancements or we may experience difficulties that prevent development of products and enhancements in a timely manner. In addition, our products may fail to meet the needs of the marketplace or achieve market acceptance. Any of these circumstances would seriously harm our results and financial condition.

      Our results depend on our ability to develop and introduce new products into existing and emerging markets and to reduce the costs to produce existing products.

      The process of developing new technology is complex and uncertain, and if we fail to accurately predict the changing needs of our customers and emerging technological trends, our results and financial condition may suffer. We must commit significant resources, including those contracted from third parties, to develop new products before knowing whether our investments will result in products the market will accept.

      The success of new products is dependent on several factors, including proper new product definition, component costs, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, and achieve market acceptance of our products, or that products and technologies developed by others or new industry standards will not render our products or technologies obsolete or noncompetitive. Furthermore, we may not successfully execute on new product opportunities because of technical hurdles that we or our contractors fail to overcome in a timely fashion. This could result in competitors providing a solution before we do, and loss of market share, revenues and earnings.

      The Company has made significant investments in research and development for new products, services and technologies, including our new GSM, CDMA and TDMA products. Significant revenue from these investments may not be achieved for a number of years, if at all. Moreover, these products and services may never be profitable, and even if they are profitable, operating margins for these businesses are not expected to be as high as the margins historically experienced for our other products.

      We must devote substantial resources to research and development to remain competitive and we may not have the resources to do so.

      For us to be competitive, we must continue to dedicate substantial resources to research and development of new products and enhancements of current and future products as described in the preceding paragraph. We cannot assure you that we will have sufficient resources to fund the necessary research and development or that our research and development efforts will be successful.

      We may face litigation that could significantly damage our business and financial condition.

      In the telecommunications equipment and other high technology industries, litigation increasingly has been used as a competitive tactic by both established companies seeking to protect their position in the market and by emerging companies attempting to gain access to the market. In this type of litigation, complaints may be filed on various grounds, such as:

      o     antitrust;

      o     breach of contract;

      o     trade secret;

      o     copyright or patent infringement;

      o     patent or copyright invalidity; and

      o     unfair business practices.

      If we have to defend ourselves against one or more of these claims, whether or not they have any merit, we are likely to incur substantial expense and management's attention will be diverted from operations. This type of litigation also may cause confusion in the market and make our licensees and distributors reluctant to commit resources to our products. Any of these effects could have a significant negative impact on our business and financial condition.

      Although our patents have been successfully defended in courts in the US and New Zealand, rulings in such cases may not apply to new Docking Station Products.In the event that any of our patents or other intellectual property rights were deemed invalid or were determined not to prohibit competing technologies as a result of litigation, our competitive position would be significantly harmed. See "Risk Factors - Our competitive position will be seriously damaged if we cannot protect intellectual property rights in our technology."

      In order to succeed we must develop markets for our products and we may be unable to do so.

      Our ability to achieve profitability depends on our ability to develop both domestic and international markets for our products and on the acceptance of our products by these markets. We cannot assure you that we will be able to develop adequate markets or generate enough sales to achieve and sustain profitability.

      Certain former holders of our 5% Series A Convertible Preferred Stock believe that we did not issue them enough common stock on conversion of their preferred stock.

      Under the terms of our 5% Series A Convertible Preferred Stock, on October 18, 1999, all of the 11,350 outstanding shares of preferred stock automatically were converted into approximately 2.1 million shares of common stock at the minimum conversion price of $8.00 per common share specified in the terms. In Form SC-13G filings with the Securities and Exchange Commission in October and December 1999, certain of the previous holders noted that based upon their interpretation of Mandatory Conversion formula, the holders were entitled to an aggregate of approximately 4.2 million additional shares. We do not agree with this interpretation, we have notified these holders of our position. If we were required to issue these shares it would cause substantial dilution to our stockholders.

      We rely on third parties to manufacture OEM products and others to manufacture components for our products.

      We manufacture some of our products and product components in-house. We also use subcontractors to manufacture certain OEM products and product components, such as cellular transceivers and radio modules, and to assemble some of our products, such as cellular fixed wireless terminals. In the past, we experienced delays in receiving subcontracted components and assembled products that resulted in delays in our ability to deliver products. We may experience similar delays in the future.

      Our inability to obtain sufficient quantities of raw materials and key components when required, or to develop alternative sources of supply if required in the future, could result in delays or reductions in product shipments and increased costs for affected parts. In addition, production capacity restraints at our subcontractors or in our own manufacturing facilities could prevent us from meeting production obligations.

      Delays in product deliveries for any reason or our failure to deliver products could significantly harm customer relationships and result in the loss of potential sales. Delivery delays or failures also could subject to litigation. See "Risk Factors - We may face litigation that could significantly damage our business and financial condition."

      We depend on Motorola to supply transceivers for some of our products.

      We currently obtain some of the cellular transceivers we use in our products from Motorola, a licensee of our technology and potential competitor.

      Motorola has agreed to make transceivers available to us based on any transmission technology that Motorola's Cellular Subscriber Group offers, when, as and if these products are offered to the public. Motorola has a right of first refusal to supply all of our transceiver needs on the same terms as we could get from a competitor of Motorola, provided that Motorola manufactures a product comparable to the competitor's and our customer does not specifically request another manufacturer's transceiver. If we are unable to get sufficient quantities of Motorola transceivers, we might have to redesign our products. This could increase our costs and cause shipments delays.

      Quality control problems could harm our sales.

      We believe that our products currently meet high standards of quality. We have instituted quality-monitoring procedures and we are ISO-9001 compliant. All of our major subcontractors also have quality control procedures in place and are ISO-9001 compliant. However, we and/or our subcontractors may experience quality control problems in the future. If this occurs, the quality of our products could suffer, which could significantly harm product sales.

      We operate in developing markets, which may subject us to volatile conditions not present in the US.

      Developing countries are some of our largest potential markets. As we expand our operations in these countries, our business and performance could be negatively affected by a variety of factors and conditions that businesses operating in the US generally do not have to contend with, such as:

      o foreign currency exchange fluctuations and instability of foreign currencies;

      o political or economic instability and volatility in particular countries or regions;

      o     limited protection for intellectual property;

      o     difficulties in staffing and managing international operations; and

      o     difficulties in collecting accounts receivable.

      To date, our sales have not been negatively affected by currency fluctuations. We currently require either prepayment, letters of credit or qualification for export credit insurance underwritten by the US Export-Import Bank or other third-party insurers on a substantial portion of our international orders. We also try to conduct all of our international transactions in US dollars to minimize the effects of currency fluctuations. However, as our international operations grow, foreign exchange fluctuations and foreign currency inflation may pose greater risks for us and we may be required to develop and implement additional strategies to mange these risks. If we are not successful in managing these risks our business and financial condition could be seriously harmed.

                               OUR DIVIDEND POLICY

      To date, we have paid no cash dividends on our common stock. We currently intend to retain all future earnings, if any, to fund the development and growth of our business. Thus, we do not anticipate that we will pay any cash dividends in the foreseeable future.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of our common stock by the selling shareholder.

                               SELLING SHAREHOLDER

      The table below sets forth information concerning:

      o     the identity of the selling shareholder;

      o the number and percentage of shares of common stock beneficially owned (as defined under Exchange Act Rule 13d-3) on June 9, 2003;

      o     the number of shares of common stock being offered; and

      o the number of shares of common stock beneficially owned after the offering.

      Unless otherwise indicated below, to our knowledge the person listed below has sole voting and investment power with respect to his shares of common stock.

                         Shares of Common Stock                                  Shares of Common Stock
                        Beneficially Owned Prior                                Beneficially Owned After
                            to this Offering           Shares of Common           to this Offering(1)
                        ------------------------         Stock Being           ---------------------------
       Name               Number        Percent           Offered (1)            Number          Percent
-------------------     ---------     ----------        ---------------        ----------      -----------
Mitchell H. Saranow       117,950        0.91%              6,700                111,250          0.86%

----------
(1) We do not know whether, when or in what amounts the selling shareholder will sell. Because there is no agreement, arrangement or understanding with respect to the sale of any of the shares that will be held by the selling shareholder after completion of this offering, we have assumed that, after completion of the offering, none of the shares covered by the prospectus will be held by the selling shareholder.

                              PLAN OF DISTRIBUTION

      The purpose of this prospectus is to permit the selling shareholder to sell some or all of his shares of common stock at times, in the manner, and at prices he chooses. The selling shareholder may offer the common stock through underwriters or agents or directly to purchasers. He may make sales in market transactions or private transactions. He may sell at the prevailing market price, at a price related to the market price, or at a negotiated price.

   Methods of Sale

      The selling shareholder may sell all or a portion of the common stock in one or more of, or through a combination of, the following types of transactions:

      o     a block trade;

      o purchases by a broker-dealer as principal and the resale of the shares by the broker-dealer under this prospectus for its account;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o     other market transactions;

      o     private transactions; and

      o     any other legal method of disposition.

      If it is required, we will amend or supplement this prospectus to describe a specific plan of distribution that will be used by the selling shareholder.

   Options and Pledges

      Without limiting anything else he may do, the selling shareholder may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or institution of the shares offered in this prospectus, which the broker-dealer or institution may then resell under this prospectus. The selling shareholder also may pledge the shares to a broker-dealer or other financial institution and, upon a default, the broker-dealer or institution may sell the pledged shares under this prospectus.

   Compensation to Brokers and Dealers

      If the selling shareholder sells common stock through brokers, dealers or agents, the selling shareholder may pay compensation in the form of commissions, discounts or concessions. These brokers or dealers and any other brokers or dealers who participate in a sale may, under some circumstances, be deemed to be "underwriters" within the meaning of the Securities Act. Any commission, discount or concession they receive may be deemed to be underwriting discounts and commissions under the Securities Act.

   Costs of Registration

      We will pay the costs associated with the registration of the common stock. The selling shareholder will be responsible for all commissions, discounts and transfers taxes, if any, associated with sales of common stock. We will supply the selling shareholder with a reasonable number of copies of this prospectus on its request. The selling shareholder is responsible for complying with the prospectus delivery requirements of the Securities Act in connection with offers and sales of the common stock.

                                  LEGAL MATTERS

      Covington & Burling of Washington, D.C. has issued an opinion regarding the legality of the common stock.

                                     EXPERTS

      The consolidated financial statements of Telular Corporation appearing in Telular Corporation's Annual Report (Form 10-K) for the year ended September 30, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, heretofore filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference into this Registration Statement, except as superseded or modified as described herein:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

      (b) The Company's Quarterly Report on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003.

      (c) The Company's Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on January 29, 2002.

      (d) The Company's Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on January 28, 2003.

      (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated January 13, 1994, filed pursuant to Section 12 of the Exchange Act.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other incorporated document subsequently filed, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Acting Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Acting Person in connection with such suit, action or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Section 145 also provides that in any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Acting Person for expenses (including attorneys' fees) reasonably incurred by him in connection with the action's defense or settlement, if he acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Acting Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify him against any expenses (including attorneys' fees) reasonably incurred by him in connection with the action.

      The Company's Bylaws provide that the Company will indemnify such Persons against all liability and expense arising out of such Person's connection with the business of the Company, provided the Board of Directors determines that such Person acted in good faith and reasonably believed that his actions were not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, that such Person had no reasonable cause to believe their conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Company in which such Person is adjudged liable to the Company, the Company will indemnify such Person for expenses only to the extent that the court in which such action is brought determines, upon application, that such Person is entitled to indemnity for reasonable expenses, and in no case shall such indemnification extend to liability. Advances against reasonable expenses may be made by the Company on terms fixed by the Board of Directors subject to an obligation to repay if indemnification proves unwarranted.

      The Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, its directors shall not be liable for monetary damages for breach of the director's fiduciary duty to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

      Directors and officers of the Company are covered by a directors' and officers' liability insurance policy of the Company.

ITEM 8. EXHIBITS.

EXHIBIT
NUMBER               DESCRIPTION                                       REFERENCE
------               -----------                                       ---------
  4.1     Certificate of Incorporation                Incorporated by reference to Exhibit 3.1 to the
                                                      Company's Registration Statement on Form S-1,
                                                      Registration No. 33-72096 (the "Form S-1")

  4.2     Amendment No. 1 to the Certificate of       Incorporated by reference to Exhibit 3.2 to the
          Incorporation                               Form S-1

  4.3     Amendment No. 2 to the Certificate of       Incorporated by reference to Exhibit 3.3 to the
          Incorporation                               Form S-1

  4.4     Amendment No. 3 to Certificate of           Incorporated by reference to Exhibit 3.4 to the
          Incorporation                               Registrant's Quarterly Report on Form 10-Q for the
                                                      quarter ended December 31, 1998

  4.5     Amendment No. 4 to Certificate of           Incorporated by reference to Exhibit 3.5 to the
          Incorporation                               Registrant's Quarterly Report on Form 10-Q for the
                                                      quarter ended December 31, 1998

  4.6     Certificate of Designations, Preferences    Incorporated by reference to Exhibit 99.2 to the
          and Rights of Series A Convertible          Registrant's Current Report on Form 8-K filed on
          Preferred Stock                             April 25, 1997

  4.7     Bylaws                                      Incorporated by reference to Exhibit 3.4 to the
                                                      Form S-1

  4.8     Fifth Amended and Restated Stock            Incorporated by reference to Appendix B to the
          Incentive                                   Plan Registrant's Proxy Statement on Schedule 14A
                                                      for the Annual Meeting of Shareholders held on January
                                                      29, 2002.

  4.9     Non-Employee Directors' Stock Incentive     Incorporated by reference to Appendix B to the
          Plan                                        Registrant's Proxy Statement on Schedule 14A for
                                                      the Annual Meeting of Shareholders held on January
                                                      28, 2003.

  5.1     Opinion of Covington & Burling              Filed herewith

 23.1     Consent of Covington & Burling              Included in Exhibit 5.1

 23.2     Consent of Ernst & Young                    Filed herewith

 24.1     Power of Attorney                           Included on signature page

ITEM 9. UNDERTAKINGS.

      The Company hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement.

            (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

            (d) That, for purposes of determining any liability under the Securities Act each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (e) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vernon Hills, State of Illinois, on the 11th day of June, 2003.

                                        TELULAR CORPORATION
                                        (Registrant)


                                        By: /s/ Kenneth E. Millard
                                           -------------------------------------
                                            Kenneth E. Millard
                                            Chairman and Chief Executive Officer

      Each person whose signature appears below constitutes and appoints Kenneth
E. Millard and Jeffrey L. Herrmann, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, state securities law administrators, other governmental authorities, the Nasdaq Stock Market, and stock exchanges, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                         TITLE                                  DATE
           ---------                                         -----                                  ----
/s/Kenneth E. Millard                         Chairman and Chief Executive Officer              June 11, 2003
-----------------------------------              (principal executive officer)
Kenneth E. Millard

/s/ Jeffrey L. Herrmann                    Executive Vice President, Chief Operating            June 11, 2003
-----------------------------------          Officer, Chief Financial Officer and
Jeffrey L. Herrmann                         Secretary (principal financial officer)

/s/ Daniel D. Giacopelli                       Executive Vice President -- Chief                June 11, 2003
-----------------------------------             Technology Officer and Director
Daniel D. Giacopelli

/s/ Robert L. Zirk                                  Chief Accounting Officer                    June 11, 2003
-----------------------------------              (principal accounting officer)
Robert L. Zirk

/s/ John E. Berndt                                          Director                            June 11, 2003
-----------------------------------
John E. Berndt

/s/ Larry J. Ford                                           Director                            June 11, 2003
-----------------------------------
Larry J. Ford

/s/ Richard D. Haning                                       Director                            June 11, 2003
-----------------------------------
Richard D. Haning

/s/ Mitchell H. Saranow                                     Director                            June 11, 2003
-----------------------------------
Mitchell H. Saranow

                                  EXHIBIT INDEX

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER                    DESCRIPTION                                       REFERENCE
------                    -----------                                       ---------
  4.1          Certificate of Incorporation                Incorporated by reference to Exhibit 3.1 to the
                                                           Company's Registration Statement on Form S-1,
                                                           Registration No. 33-72096 (the "Form S-1")

  4.2          Amendment No. 1 to the Certificate of       Incorporated by reference to Exhibit 3.2 to the
               Incorporation                               Form S-1

  4.3          Amendment No. 2 to the Certificate of       Incorporated by reference to Exhibit 3.3 to the
               Incorporation                               Form S-1

  4.4          Amendment No. 3 to Certificate of           Incorporated by reference to Exhibit 3.4 to the
               Incorporation                               Registrant's Quarterly Report on Form 10-Q for the
                                                           quarter ended December 31, 1998

  4.5          Amendment No. 4 to Certificate of           Incorporated by reference to Exhibit 3.5 to the
               Incorporation                               Registrant's Quarterly Report on Form 10-Q for the
                                                           quarter ended December 31, 1998

  4.6          Certificate of Designations, Preferences    Incorporated by reference to Exhibit 99.2 to the
               and Rights of Series A Convertible          Registrant's Current Report on Form 8-K filed on
               Preferred Stock                             April 25, 1997

  4.7          Bylaws                                      Incorporated by reference to Exhibit 3.4 to the
                                                           Form S-1

  4.8          Fifth Amended and Restated Stock            Incorporated by reference to Appendix B to the
               Incentive                                   Plan Registrant's Proxy Statement on Schedule 14A
                                                           for the Annual Meeting of Shareholders
                                                           held on January 29, 2002.

  4.9          Non-Employee Directors' Stock Incentive     Incorporated by reference to Appendix B to the
               Plan                                        Registrant's Proxy Statement on Schedule 14A for
                                                           the Annual Meeting of Shareholders held on January
                                                           28, 2003.

  5.1          Opinion of Covington & Burling              Filed herewith

 23.1          Consent of Covington & Burling              Included in Exhibit 5.1

 23.2          Consent of Ernst & Young                    Filed herewith

 24.1          Power of Attorney                           Included on signature page